CST Brands enters into definitive agreement with 7-Eleven to sell California and Wyoming stores

San Antonio, Texas, May 5, 2016 –– CST Brands, Inc. (NYSE: CST), a San Antonio-based Fortune 500 fuel and convenience retailer, announced today that it has entered into a definitive agreement to sell store operations in both the California and Wyoming markets to 7-Eleven, Inc. and its wholly-owned subsidiary, SEI Fuel Services, Inc. The transaction includes 76 stores in California and 3 stores in Wyoming.

The purchase price for the transaction is $408 million. The transaction is subject to customary closing conditions including possible purchase price adjustments at the time of close. The cash deal is expected to close mid-summer 2016; however, there is no assurance that a transaction will be completed. With the closing of this transaction, CST expects to realize a tax benefit from the completion of a like kind exchange strategy with its purchase of the properties that were acquired in Georgia and Florida as part of the Flash Foods network.

“These have been great performing stores, which is a tribute to our hardworking, dedicated employees,” said Kim Lubel, chairman, president and CEO of CST. “This is a tremendous opportunity for the right buyer and we look forward to working with 7-Eleven to close this transaction.”

Raymond James advised CST Brands, Inc. in the transaction.

As announced on March 3, 2016, CST is in the process of conducting a full exploration of strategic alternatives for CST to further enhance stockholder value. As previously indicated, CST has formed a special committee of independent directors to oversee the process. The Company intends to provide updates if and when it determines that disclosure is appropriate or necessary.

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,000 Team Members at over 2,000 locations throughout the Southwestern United States, Georgia, Florida, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com.

Contacts
Investors: Randy Palmer, Executive Director – Investor Relations, 210-692-2160

Media: Lisa Koenig, Director of Communications, 210-692-2659 or
The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772

Safe Harbor Statement
Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. There is no assurance that a transaction will be completed. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand’s Forms 10-Q or Form 10-K filed with the Securities and Exchange Commission, and available on the CST Brand’s website at www.cstbrands.com. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.